Exhibit 99.1

Chesapeake Announces Sale of Senior Subordinated Notes

(Richmond, Va.)−Chesapeake Corporation (NYSE:CSK) today announced that it has sold 115 million pounds sterling principal amount of its 10-3/8% Senior Subordinated Notes due 2011 through an institutional private placement. Chesapeake used the proceeds to repay outstanding borrowings under the Company's senior bank credit facility.

The notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Chesapeake Corporation, headquartered in Richmond, Va., is a global leader in specialty packaging. Chesapeake is a leading European folding carton, leaflet and label supplier and a leader in plastic packaging for niche markets. Chesapeake has over 50 locations in North America, Europe, Africa and Asia. Chesapeake's website is www.cskcorp.com.